T:\flh\vca24nsarGT.doc





     This report is signed on behalf of the Registrant in the City of Newark and State of New Jersey on the 28th day of February, 1998.



           The Prudential Variable Contract Account-24





Witness: /s/ Caren Cunningham______               By:
/s/ Grace Torres____
     Caren Cunningham                   Grace Torres
     Assistant Secretary                Treasurer